Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS
AND AFFIRMS 2013 EARNINGS GUIDANCE OF $2.13 TO $2.23
______________________

COVINGTON, LA. (April 18, 2013) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the first quarter of 2013.

“As anticipated, 2013 started with a more normalized onset to the season versus 2012, which impacted both sales and margins. We realized sales growth despite one less selling day and the tough comparison, given last year's unusually mild winter. We were also able to maintain good pricing discipline and expense management,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended March 31, 2013 increased 2% to $370.4 million, compared to $362.0 million in the first quarter of 2012. Sales in the first quarter of last year benefited from record warm temperatures across the Northeast and Midwest, which prompted an earlier than normal start to the 2012 season. This shift contributed to sales growth of 16% in the first quarter of 2012 over the first quarter of 2011. Base business sales were up 2% in the first three months of 2013. The impact of weather on our first quarter results is evidenced by growth of approximately 10% in our largest year-round markets while our more seasonal markets experienced declines of close to 10%. Sales on the irrigation side of the business were up 14% due in part to the gradual recovery of the housing market in some of our key states.

Gross profit for the first quarter of 2013 was essentially flat at $104.8 million. Gross profit as a percentage of net sales (gross margin) declined 60 basis points to 28.3% in the first quarter of 2013. This decrease is primarily due to unfavorable product mix as well as competitive pricing pressures. As a result of the slower start to the 2013 season, geographic regions with generally higher margins experienced a proportionally smaller share of our total sales.

Selling and administrative expenses (operating expenses) decreased 1% to $97.8 million in the first quarter of 2013 compared to the same period in 2012. Base business operating expenses were flat compared to the first quarter of 2012.

Operating income for the quarter increased 15% to $6.9 million compared to 2012. Operating income as a percentage of net sales (operating margin) was 1.9% for the first quarter of 2013 compared to 1.7% in the same period in 2012.

Net income decreased 6% to $3.4 million in the first quarter of 2013, compared to $3.7 million for the first quarter of 2012. Our provision for income taxes for the first three months of 2013 included a benefit of $0.2 million related to the temporary lapse in 2012 of the controlled foreign corporation income exclusion. Comparatively, our provision for income taxes for the same period in 2012 included a benefit of approximately $0.7 million related to the expiration of statutes of limitations for income tax returns filed in the first quarter of 2009.

Earnings per share was down $0.01 to $0.07 per diluted share for the first three months of 2013 versus $0.08 per diluted share for the same period in 2012.

On the balance sheet, total net receivables decreased 6% due primarily to the decline in net sales growth, while inventory levels were up 7% in anticipation of the upcoming season. Total debt outstanding at March 31, 2013 was $278.5 million, down $20.5 million compared to March 31, 2012.

The seasonal use of cash in operations was $40.0 million in the first three months of 2013 compared to $34.0 million in the first three months of 2012. Adjusted EBITDA (as defined in the addendum to this release) was $12.1 million in the first quarter of 2013 compared to $11.0 million in comparable 2012 period.

“Business is moving along as expected, with no significant changes in factors considered in our guidance. We confirm our 2013 annual earnings guidance of $2.13 to $2.23 per diluted share. The investments that we continue to make to further increase value to both our customers and our suppliers demonstrate our commitment to them and our confidence in the future growth of our industry. We are looking forward to the heart of the season, when we will really distinguish ourselves as a company,” said Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 318 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$370,362	$361,954
Cost of sales	265,601	257,391
Gross profit	104,761	104,563
Percent	28.3%	28.9%

Selling and administrative expenses	97,829	98,542
Operating income	6,932	6,021
Percent	1.9%	1.7%

Interest expense, net	1,614	1,477
Income before income taxes and equity earnings	5,318	4,544
Provision for income taxes	1,896	1,037
Equity earnings in unconsolidated investments	18	144
Net income	$3,440	$3,651

Earnings per share:
Basic	$0.07	$0.08
Diluted	$0.07	$0.08
Weighted average shares outstanding:
Basic	46,385	47,519
Diluted	47,580	48,598

Cash dividends declared per common share	$0.16	$0.14

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2013	2012	$	%

Assets
Current assets:
Cash and cash equivalents	$12,873	$20,681	$(7,808)	(38)%
Receivables, net	188,294	200,640	(12,346)	(6)
Product inventories, net	494,321	462,810	31,511	7
Prepaid expenses and other current assets	13,029	12,590	439	3
Deferred income taxes	5,153	7,078	(1,925)	(27)
Total current assets	713,670	703,799	9,871	1

Property and equipment, net	48,755	45,355	3,400	7
Goodwill	169,983	177,103	(7,120)	(4)
Other intangible assets, net	10,793	11,717	(924)	(8)
Equity interest investments	1,179	1,099	80	7
Other assets, net	9,360	7,735	1,625	21
Total assets	$953,740	$946,808	$6,932	1%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$338,026	$319,462	$18,564	6%
Accrued expenses and other current liabilities	30,413	30,111	302	1
Current portion of long-term debt and other long-term liabilities	21	23	(2)	(9)
Total current liabilities	368,460	349,596	18,864	5

Deferred income taxes	14,207	9,629	4,578	48
Long-term debt	278,542	299,011	(20,469)	(7)
Other long-term liabilities	7,549	7,006	543	8
Total liabilities	668,758	665,242	3,516	1
Total stockholders’ equity	284,982	281,566	3,416	1
Total liabilities and stockholders’ equity	$953,740	$946,808	$6,932	1%
__________________

1.	The allowance for doubtful accounts was $5.4 million at March 31, 2013 and $5.8 million at March 31, 2012.

2.	The inventory reserve was $8.5 million at March 31, 2013 and $8.6 million at March 31, 2012.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012	Change
Operating activities
Net income	$3,440	$3,651	$(211)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,073	2,664	409
Amortization	321	320	1
Share-based compensation	1,905	2,101	(196)
Excess tax benefits from share-based compensation	(1,703)	(1,138)	(565)
Equity earnings in unconsolidated investments	(18)	(144)	126
Other	(38)	941	(979)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(74,283)	(90,350)	16,067
Product inventories	(94,786)	(72,788)	(21,998)
Prepaid expenses and other assets	(2,461)	(1,395)	(1,066)
Accounts payable	137,896	140,530	(2,634)
Accrued expenses and other current liabilities	(13,332)	(18,419)	5,087
Net cash used in operating activities	(39,986)	(34,027)	(5,959)

Investing activities
Acquisition of businesses, net of cash acquired	(325)	(3,855)	3,530
Purchase of property and equipment, net of sale proceeds	(4,882)	(6,661)	1,779
Other investments	9	(53)	62
Net cash used in investing activities	(5,198)	(10,569)	5,371

Financing activities
Proceeds from revolving line of credit	149,760	215,411	(65,651)
Payments on revolving line of credit	(102,100)	(63,700)	(38,400)
Payments on long-term debt and other long-term liabilities	(5)	(100,005)	100,000
Excess tax benefits from share-based compensation	1,703	1,138	565
Proceeds from stock issued under share-based compensation plans	6,438	4,178	2,260
Payments of cash dividends	(7,434)	(6,668)	(766)
Purchases of treasury stock	(3,829)	(2,369)	(1,460)
Net cash provided by financing activities	44,533	47,985	(3,452)
Effect of exchange rate changes on cash and cash equivalents	1,061	(195)	1,256
Change in cash and cash equivalents	410	3,194	(2,784)
Cash and cash equivalents at beginning of period	12,463	17,487	(5,024)
Cash and cash equivalents at end of period	$12,873	$20,681	$(7,808)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2013	2012	2013	2012	2013	2012
Net sales	$366,178	$358,847	$4,184	$3,107	$370,362	$361,954

Gross profit	103,457	103,617	1,304	946	104,761	104,563
Gross margin	28.3%	28.9%	31.2%	30.4%	28.3%	28.9%

Operating expenses	95,083	96,681	2,746	1,861	97,829	98,542
Expenses as a % of net sales	26.0%	26.9%	65.6%	59.9%	26.4%	27.2%

Operating income (loss)	8,374	6,936	(1,442)	(915)	6,932	6,021
Operating margin	2.3%	1.9%	(34.5)%	(29.4)%	1.9%	1.7%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Swimming Pool Supply Center, Inc.	March 2013	1	March 2013
CCR Distribution	March 2012	1	January - March 2013 and March 2012
Ideal Distributors Ltd.	February 2012	4	January - March 2013 and February - March 2012
G.L. Cornell Company	December 2011	1	January - February 2013 and January - February 2012
Poolway Schwimmbadtechnik GmbH	November 2011	1	January - February 2013 and January - February 2012

(1)	We acquired certain distribution assets of each of these companies.

We exclude sales centers that are acquired, closed or opened in new markets from base business results for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers. There were four sales centers opened in new markets that were excluded from base business as of March 31, 2013.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first three months of 2013:

December 31, 2012	312
Acquired	1
New locations	5
March 31, 2013	318

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2013	2012
Net income	$3,440	$3,651
Add:
Interest expense (1)	1,614	1,477
Provision for income taxes	1,896	1,037
Share-based compensation	1,905	2,101
Equity earnings in unconsolidated investments	(18)	(144)
Depreciation	3,073	2,664
Amortization (2)	225	221
Adjusted EBITDA	$12,135	$11,007

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $96 and $99 for the three months ended March 31, 2013 and March 31, 2012, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2013	2012
Adjusted EBITDA	$12,135	$11,007
Add:
Interest expense, net of interest income	(1,518)	(1,378)
Provision for income taxes	(1,896)	(1,037)
Excess tax benefits from share-based compensation	(1,703)	(1,138)
Other	(38)	941
Change in operating assets and liabilities	(46,966)	(42,422)
Net cash used in operating activities	$(39,986)	$(34,027)